ISSUER FREE WRITING PROSPECTUS
Dated October 21, 2011
Filed Pursuant to Rule 433
Registration No. 333-176952

American Realty Capital Properties, Inc. (NASDAQ: ARCP) The properties pictured herein are actual properties owned by the company. Investor Presentation October 2011

American Realty Capital Properties, Inc. Forward - Looking Statements 2 Certain statements made in this presentation are forward - looking statements. Those statements include statements regarding the intent, belief or current expectations of American Realty Capital Properties, Inc. and members of our management team, as well as the assump tio ns on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “b eli eves,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward - looking statements. Further, forward - looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward - looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties, although not all risks and uncertainties, that co uld cause our actual results to differ materially from those presented in our forward - looking statements: ▪ We depend on tenants for our revenue, and, accordingly, our revenue is dependent upon the success and economic viability of o ur tenants. ▪ We may be unable to pay or maintain cash distributions or increase distributions over time. ▪ We are obligated to pay substantial fees to our Manager and its affiliates, including fees payable upon the sale of properties. ▪ We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurrin g i n the United States' credit markets . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale o f t hese securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the se curities laws of any such state or jurisdiction. The issuer has filed a registration statement (including a Prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. The proposed offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting: Ladenburg Thalmann & Co . Inc., 520 Madison Ave., 9th Floor, New York, NY 10022, Tel : 212.409.2400 or by accessing the following link: http:// www.sec.gov/cgi - bin/browse - edgar?action=getcompany&CIK=0001507385&owner=exclude&count=40

American Realty Capital Properties, Inc. » Structure net leases with: – Terms averaging 3 to 8 years – Below - market “vintage” rents – Contractual rent growth » Acquire freestanding , single - tenant properties at “Main & Main” or in strategic locations » Diversify portfolio by: − Tenant − Industry − Geography » Target investment grade tenants and other credit - worthy tenants » Buy at or below replacement cost Distributions to be paid monthly, 1 with income and appreciation potential 3 1 Distributions are not guaranteed. We may not be able to pay or maintain distributions and they are subject to change at any time. Until we generate operating cash flows sufficient to pay distributions, we may pay distributions from the net proceeds of our offering , f rom our borrowings, or from other sources. Payment of fees to our manager and American Realty Capital, as well as the payment of oper ati ng expenses will reduce cash available for distributions . Investment Strategy

American Realty Capital Properties, Inc. 4 Create shareholder value by : » Acquiring leases with below - market rents » Paying less than replacement cost » Repositioning or releasing at lease expiration Value Creation

American Realty Capital Properties, Inc. 5 Offering Size $69.75 million (before accounting for certain discounts) Shares Offered 5,580,000 shares at $12.50 per share (subject to certain discounts) Listing Date September 7, 2011 Use of Proceeds Repay debt, transaction expenses, working capital Current Declared Distributions $0.875 per share, annualized, paid monthly Insider Ownership 1,928,419 shares and OP units acquired in the IPO (approximately 28.1% of shares) Summary of Capitalized IPO

American Realty Capital Properties, Inc. 6 » 61 net lease properties » 100% occupied » 100% credit tenants » 2% + annual fixed rent increases » 9.3 year average remaining lease term (as of June 30, 2011) » Zero leases expiring before July 2016 Continuing Properties

American Realty Capital Properties, Inc. 7 23% 10% 21% 23% 5% 12% 3% 1% 1% 1% 2011 Gross Rents by State Geographic Distribution

American Realty Capital Properties, Inc. 8 Announced Acquisitions 29 Properties $20.2 Million ($81/SF) 9.15% Cap Rate 7 Properties $5.9 Million ($121/SF) $10.68 Avg. Annual Rent PSF 8.74% Cap Rate 8.0 Years Remaining Lease Term 1 Property $3.8 Million ($250/SF) $22.86 Avg. Annual Rent PSF 9.15% Cap Rate 7.0 Years Remaining Lease Term 21 Properties $10.5 Million ($57/SF) $5.96 Avg. Annual Rent PSF 9.38% Cap Rate 7.5 Years Remaining Lease Term We have entered into purchase and sale agreements to purchase 7 Advance Auto properties, 21 Dollar General properties and 1 Walgreens pharmacy . We have filed a registration statement on Form S - 11 with the SEC offering up to 1 , 500 , 000 shares of our common stock . We intend to use the proceeds from this offering in large part to finance the foregoing acquisitions . The registration statement has not yet become effective . The shares of common stock covered by the registration statement may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective .

American Realty Capital Properties, Inc. 9 Portfolio Diversification Post - IPO $131 Million in Assets (at fair value) $9.1 Million Average Annual Rent 3 Tenants 10 States 100% Investment Grade and Other Credit Tenants 1 Acquisition Pro Forma $152 Million in Assets (at fair value) $11.1 Million Average Annual Rent 6 Tenants 13 States 100% Investment Grade and Other Credit Tenants 1 (1) As defined by the Company .

American Realty Capital Properties, Inc. 10 ($000’s, except per share amounts) 12 Months Ended Dec. 31, 2010 Pro Forma 12 Months Ended Dec. 31, 2010 with Acquisitions Change Rental Income $9,102 $11,074 +21.7% Net Income $209 $251 +20.3% Net Income Per Share $0.04 $0.04 +0.0% Funds from Operations $5,295 $6,616 +25.0% FFO Per Share $0.95 $0.93 - 1.5% Adjusted FFO Per Share $0.95 $0.96 +1.5% Weighted Shares Outstanding 5,580 7,080 Selected Financial Data

American Realty Capital Properties, Inc. 11 » The offering is expected to provide excess working capital for uses including for future acquisitions » In addition, the expected new mortgage debt should reduce the balance outstanding on the Company’s revolving credit facility » Total capital available for future acquisitions is expected to exceed $12 million assumed the proposed financing transactions 1 are consummated: Estimated net cash proceeds after closing acquisition properties $ 1.8 million Anticipated credit facility capacity $10.9 million Total capital available $12.7 million Liquidity Profile (1) Our ability to enter into the proposed financing transactions is subject to a number of conditions that are outside of our control, including, without limitation, the completion of lender due diligence and the delivery of customary loan documentation . The proposed financing transactions will be contingent upon the closing of this offering and the consummation of the proposed property acquisitions since a significant portion of the net proceeds of the follow - on offering will be utilized to acquire the proposed property acquisitions which will be used to secure the new credit facility or facilities . To the extent the proposed financing transactions cannot be consummated, we will continue to seek alternative financing for the proposed property acquisitions, which may include drawing down on our existing senior secured revolving credit facility .

American Realty Capital Properties, Inc. 12 Continuing Property Details 2 Properties 60 Square Feet 296,330 Effective Rent/SF $21.07 Annual Rent Growth 2.5% Lease Duration 5 – 7.6 years 3 Overview » Tenants consist of two financial institutions with total assets of $150 billion » Investment grade rated tenants » Owned by The Royal Bank of Scotland Group plc » 1,500 combined total branches located in 14 states Tenant Summary – Citizens Bank 1 (1) Tenants are RBS Citizens, NA and Citizens Bank of Pennsylvania. The parent company, The Royal Bank of Scotland Group plc , is neither a tenant nor guarantor under the leases. (2) Effective August 1, 2011, one of our 60 bank branches, formerly leased by Citizens Bank, was leased to another financial inst itu tion. The property is 4,410 square feet and leased to Community Bank, N.A. for five years. Effective rent per square foot is $8.26 with rent increa sin g annually by 2%. (3) As of June 30, 2011.

American Realty Capital Properties, Inc. Continuing Property Details Properties 1 Square Feet 465,600 Effective Rent/SF $4.08 Annual Rent Growth 2.0% Lease Duration 18.4 years 3 Overview » World’s largest home improvement retailer » Globally $40.1 billion in total assets, including affiliates 2 » 2,244 stores and distribution facilities worldwide 2 (1) Tenant is Home Depot USA, Inc . , a wholly owned subsidiary of Home Depot, Inc . , which is neither a tenant nor guarantor under the lease . (2) Assets and number of stores and distribution facilities only reflect the financial condition of Home Depot, Inc . , the parent company of our tenant . Source : Home Depot, Inc . Form 10 - K filed with the SEC March 24 , 2011 . (3) As of June 30 , 2011 . 13 Tenant Summary – Home Depot 1

American Realty Capital Properties, Inc. 14 » Externally managed by ARC Properties Advisors LLC (an affiliate of American Realty Capital) » Fully - staffed professional management team » Management fee subordinated to full coverage of shareholder distributions from FFO, as adjusted » Total management fee limited to 50bps on average adjusted book value » Incentive compensation performance - based Management Agreement

American Realty Capital Properties, Inc. 15 » Substantial insider ownership » Members purchased more than 1.6 million shares of common stock in the IPO or the open market » Members retained 100% of contributed property equity through 310,000 OP units » 50 professionals and support personnel with broad capabilities » Acquisition, asset management, operations, leasing and capital markets » Accounting, reporting, risk management and legal » Net lease experience and expertise » Investment track record » $ 5 billion invested in net lease properties » All major industry sectors » Long - standing relationships with key industry participants Management Team

American Realty Capital Properties, Inc. 16 Nicholas S. Schorsch Chairman & CEO William M. Kahane President & COO Brian S. Block Chief Financial Officer Michael Weil Executive VP - Operations Peter M. Budko Chief Investment Officer Advisor Executive Management & Shared Resources Synergistic Value: “ ARC Advisory Services Group ” (50 professionals across multiple disciplines) Operations IT Marketing Accounting Legal Human Resources Originations Due Diligence Investment Banking Investor Relations Financing

American Realty Capital Properties, Inc. 17 (1) This represents ARCP’s anticipated distributions during its first year of operations. Distributions are not guaranteed. We may not be able to pay or maintain distributions and they are subject to change at any time. Until we generate operating cash flows suff ici ent to pay distributions, we may pay distributions from the net proceeds of our offering, from our borrowings, or from other sources. Pa yme nt of fees to our manager and American Realty Capital, as well as the payment of operating expenses will reduce cash available for distributions. You should refer to the “Distribution Policy” section of ARCP’s prospectus for more details. » High quality assets, credit tenant focus » Existing cash flows + growth potential » Current declared distribution of $0.875 annualized, paid monthly 1 » Low operating cost structure » Experienced management team » Prior track record in the investment strategy Company Highlights

American Realty Capital Properties, Inc. 18 (NASDAQ: ARCP) Brian D. Jones T: (212) 415 - 6559 M: (415) 999 - 3591 bjones@arlcap.com Brian S. Block T: (212) 415 - 6512 M: (215) 906 - 9122 bblock@arlcap.com Anthony J. DeFazio DeFazio Communications, LLC T: (484) 532 - 7783 M: (484) 410 - 1354 tony@ldefaziocommunications.com Press Inquiries: Investor Questions: Company Contacts